Exhibit 10.1

MASTER TRANSITIONAL CONTRACTING AGREEMENT

by and between

SAIC, INC.

and

SAIC GEMINI, INC.

dated as of

September 25, 2013

MASTER TRANSITIONAL CONTRACTING AGREEMENT

MASTER TRANSITIONAL CONTRACTING AGREEMENT (this “MTC Agreement”), dated as of September 25, 2013 by and between SAIC, Inc., a Delaware corporation (“SAIC” or “Leidos”), that will be known as Leidos Holdings, Inc. following the Distribution and SAIC Gemini, Inc, a Delaware corporation (“New SAIC”), that will be known as Science Applications International Corporation following the Distribution. Each of SAIC and New SAIC is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this MTC Agreement shall have the meaning set forth in Section 1.1.

RECITALS:

WHEREAS, SAIC, acting through its direct and indirect Subsidiaries, currently conducts the Leidos Business and the New SAIC Business;

WHEREAS, the Board of Directors of SAIC (the “Board”) has determined that it is appropriate, desirable and in the best interests of SAIC and its stockholders to separate, pursuant to and in accordance with the Distribution Agreement, SAIC into two separate, publicly traded companies, one for each of (i) the Leidos Business, which shall be owned and conducted, directly or indirectly, by Leidos and (ii) the New SAIC Business, which shall be owned and conducted, directly or indirectly, by New SAIC;

WHEREAS, prior to Distribution, the sectors, groups, and operations that will form the Leidos Business and the sectors, groups, and operations that will constitute the New SAIC Business are jointly performing certain SAIC Contracts;

WHEREAS, the Parties acknowledge that certain SAIC Contracts must be Novated to New SAIC after the Distribution Date in order to effect the assignment and transfer of such Contracts to New SAIC, and that approval by the cognizant Governmental Entity or other Customer of such Novation will take an unknown period of time following the Distribution;

WHEREAS, each of the Parties desire that New SAIC begin performing such SAIC Contracts immediately upon the Distribution, prior to approval by the cognizant Governmental Entity or other Customer of the Novation of the SAIC Contracts to New SAIC;

WHEREAS, the sectors, groups, and operations that constitute the Leidos Business and the sectors, groups, and operations that constitute the New SAIC Business are also engaged in cooperative business development efforts that may yield new Customer Contract awards to Leidos or New SAIC after the Distribution;

WHEREAS, each of the Parties desire to begin performing new Customer Contracts that are awarded after the Distribution to Leidos or New SAIC immediately upon award, and wish to agree to terms under which the Parties may continue their cooperative business development efforts after the Distribution;

WHEREAS, immediately following the Distribution it will be necessary in order to perform certain Leidos Business, New SAIC Business, and Joint Future Work that Leidos and New SAIC enter into various transitional contractual relationships, as defined in this MTC Agreement;

WHEREAS, it is the intention of the Parties that such contractual relationships be described in this MTC Agreement and be subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this MTC Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.     General.   This MTC Agreement contains certain defined terms set forth elsewhere in this MTC Agreement. Capitalized terms used but not otherwise defined in this MTC Agreement shall have the meanings set forth in the Distribution Agreement (as defined below). In addition, as used in this MTC Agreement, the following terms shall have the following meanings:

“Buyer” shall mean that Party, either Leidos or New SAIC, that is defined as such in any applicable Subcontract, or as the prime contractor in any applicable Teaming Agreement.

“Contract” shall mean any agreement, contract, subcontract, delivery order, task order, work order, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

“Customer Contract” shall mean any Contract between a Party and a third party counterpart (“Customer”), whether executed before or after the Distribution Date, whereby the Party will provide materials and/or equipment and/or perform services or other work pursuant to such Contract, to, for the benefit of, on behalf of, and/or at the direction of the Customer.

“Distribution Agreement” shall mean the Distribution Agreement dated as of September 25, 2013 between SAIC and New SAIC.

“Distribution Date” shall mean the date, as shall be determined by the Board, on which the Distribution occurs.

“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Joint Future Work” shall mean the work performed under Customer Contracts between either Party on one hand, and any Customer on the other, that are executed after the Distribution Date and that (a) have required both Parties’ cooperation and support during the marketing, proposal preparation, and negotiation stage, and (b) will require both Parties’ performance after execution of the Contract.

“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

“Novate” and “Novation” shall have that meaning as set forth in the Federal Acquisition Regulation at Subpart 42.12 wherein a Governmental Entity may, when in its interest, recognize a third party as the successor in interest to a U.S. Government Contract when the third party’s interest in the Contract arises out of the transfer of all of the contractor’s assets, or the portion of the assets involved in performing the Contract. It shall also mean and include the assignment or other transfer of other Contracts that require the consent of or notice to the applicable counterparty to such Contracts, including without limitation. Customer Contracts to perform work for non-U.S. Government Customers (i.e., when the other contracting party is not a U.S. Governmental Entity), and Contracts to perform and/or procure work for the benefit of U.S. Government Customers or other Customers (e.g., in the case of subcontracts executed by a prime contractor that support performance of a U.S. Government Contract).

“SAIC Contracts” shall mean all Customer Contracts held by SAIC and its Subsidiaries immediately prior to the Distribution Date, under which SAIC and/or its Subsidiary is the selling party.

“Seller” shall mean that Party, either Leidos or New SAIC, that is defined as such in any applicable Subcontract, or as the subcontractor in any applicable Teaming Agreement.

“Subcontract” shall mean any subcontract agreement executed by the Parties pursuant to the provisions of this MTC Agreement for the provision of support by one Party, either Leidos or New SAIC, under a Customer Contract of the other Party.

“Teaming Agreement” shall mean an arrangement or agreement in which a potential prime contractor, here either Leidos or New SAIC, agrees with one or more Persons to have them act as its subcontractors, here either Leidos, New SAIC, or others, in connection with the competition or marketing for a specified contract, procurement or acquisition program.

ARTICLE II

SCOPE OF AGREEMENT

Section 2.1.     General.   Subject to the terms and conditions of this MTC Agreement, the Parties shall use, and shall cause their respective Affiliates to use the level of effort specified herein, but in no case less than commercially reasonable efforts, to consummate the transactions contemplated hereby, a portion of which may be implemented simultaneously with the execution of this MTC Agreement. This MTC Agreement is intended to address categories of certain Leidos Business, New SAIC Business, and Joint Future Work that the Parties will perform following the Distribution.

Section 2.2.     Categories of Contracts Within Scope of this MTC Agreement

(a)         SAIC Contracts Currently Being Performed.   This category includes the following two types:

(i)        “Category A.”  For SAIC Contracts that are Leidos Contracts, but will require ongoing performance by New SAIC after the Distribution Date, Leidos and New SAIC will enter into Subcontracts that become effective on the Distribution Date. Under these Subcontracts, New SAIC will perform work in support of Leidos, which will continue to be the prime contractor after the Distribution Date. Attachment A identifies the Subcontracts that are within this Category A and contains the Subcontracts executed pursuant to Article V of this MTC Agreement, which governs the process for entering into these Subcontracts.

(ii)        “Category B.”  For SAIC Contracts that are New SAIC Contracts and that require Novation to New SAIC following the Distribution Date, the Parties will use best efforts to cause the prompt Novation of those SAIC Contracts from Leidos to New SAIC after the Distribution Date. Further, Leidos and New SAIC have entered into the Pending Novation Agreement set forth in Attachment B that becomes effective on the Distribution Date. Under this Pending Novation Agreement, New SAIC will perform work on behalf of

Leidos, which will continue to be the prime contractor until Novation of each Contract. For any particular SAIC Contract within this Category B, New SAIC may or may not require support of Leidos to perform work under such Contract pending Novation or thereafter. Leidos and New SAIC will enter into Subcontracts that become effective upon Novation of the SAIC Contracts within this Category B. Attachment B identities the SAIC Contracts covered by the Pending Novation Agreement and identifies the Subcontracts that must be executed as the SAIC Contracts are Novated to New SAIC. As these Subcontracts are executed by the Parties, they will automatically be incorporated into Attachment B. Article V governs the process for entering into Subcontracts following Novation.

(b)          Joint Future Work.   This category includes the following four types:

(i)         “Category C.”   For new Customer Contracts awarded to Leidos following the Distribution Date based on quotations, bids, and proposals jointly supported by the Parties and submitted before the Distribution, and provided that the Parties intend for such new Contracts to remain Leidos Contracts with support to be provided by New SAIC, Leidos and New SAIC will enter into Subcontracts that become effective on the dates that the new Contracts are awarded to Leidos. Under these Subcontracts, New SAIC will perform work in support of Leidos, which will be the prime contractor for such Contracts. Attachment C identifies the potential Subcontracts that are within this Category C. If and as these Subcontracts are executed by the Parties, they will automatically be incorporated into Attachment C. Article V governs the process for entering into these Subcontracts.

(ii)         “Category D.”   For new Customer Contracts awarded to Leidos following the Distribution Date based on quotations, bids, and proposals submitted before the Distribution, and provided that the Parties intend for such new Contracts to be New SAIC Contracts that require Novation to New SAIC, the Parties will use best efforts to cause the prompt Novation of those Contracts from Leidos to New SAIC after Contract award. Further, the Pending Novation Agreement set forth in Attachment B shall govern these Contracts effective as of the date of their award to Leidos. Under the Pending Novation Agreement, New SAIC will perform work on behalf of Leidos, which will continue to be the prime contractor until Novation of each such Contract. Attachment D identifies the potential new Contracts that will be covered by the Pending Novation Agreement. For any particular new Customer Contract within this Category D, New SAIC may or may not require the support of Leidos to perform work under such Contract pending Novation or thereafter. Following each Novation of a particular new Customer Contract within this Category D, Leidos and New SAIC will enter into a new Subcontract to the extent that New SAIC requires the support of Leidos in the performance of that particular new Contract. Attachment D identifies the potential Subcontracts that must be executed as new Contracts are Novated to New SAIC. As these Subcontracts are executed by the Parties, they will automatically be incorporated into Attachment D. Article V governs the process for entering into Subcontracts following Novation.

(iii)        “Category E.”   For joint business development efforts that the Parties intend to pursue or continue to pursue as of the Distribution Date, as identified in Attachment E, Leidos and New SAIC have executed a Teaming Agreement that governs the identified efforts, which is also set forth in Attachment E, The efforts identified in Attachment E, among other things, indicate which Party is anticipated to be the prime contractor and which is anticipated to be the subcontractor, the anticipated scope of work or work share that shall be performed by each Party should the business development efforts result in a Contract award, any specific financial terms governing the future relationship of the Parties, and the business development responsibilities of Leidos and New SAIC concerning the pursuit of the work and the submission of a proposal. Attachment E does not include business development efforts that have resulted in the submission of a quotation, bid, or proposal as of the Distribution Date.

(iv)         “Category F.”   To ensure uninterrupted performance and enable the Parties to jointly access and market their services under selected government-wide acquisition contracts, blanket purchase agreements, indefinite quantity indefinite delivery contracts, and General Services Administration schedule contracts (collectively, “Identified Contract Vehicles”) that were already awarded to SAIC as of the Distribution Date, or that are awarded to Leidos or New SAIC after the Distribution Date based on quotations, bids, and proposals submitted prior to the Distribution Date, Leidos and New SAIC have executed the Contract Performance Continuation Agreement set forth in Attachment F. The Contract Performance Continuation Agreement governs the Parties’ joint use of the Identified Contract Vehicles listed in Attachment F, which Attachment, among other things, identifies whether each such Identified Contract Vehicle is a Leidos Contract or a New SAIC Contract and includes any unique requirements governing the use of that Identified Contract Vehicle. Attachment F also identifies certain existing and potential task orders, delivery orders, work orders, and other work (collectively, “Orders”) that have been issued under the Identified Contract Vehicles as of the Distribution Date, or are the subject of proposals submitted as of the Distribution Date and are pending award, along with the Party that is responsible for the continued performance of those Orders until their completion. Each such Order shall be performed exclusively and entirely by the Party indicated in Attachment F under the terms of the Contract Performance Continuation Agreement.

ARTICLE III

MASTER TERMS OF SUBCONTRACTS

Section 3.1.     General.   Each of the Subcontracts executed pursuant to this MTC Agreement and pertaining specifically to Categories A, B, C, and D, shall be governed by the following terms and conditions (the “Subcontract Master Terms”), which shall be deemed incorporated into those Subcontracts. In the event of any conflict between the Subcontract Master Terms and the specific terms of any Subcontract entered into pursuant to this MTC Agreement, including without limitation the specific terms set forth in the Subcontract templates in Attachment G, the specific terms shall govern. In the terms and conditions that follow, the terms Buyer and Seller are as set forth in Article I above.

(a)         Billing Rates – Cost Reimbursement.   This section is applicable only to the extent that a Subcontract is of a cost reimbursement type. Seller may include as allowable indirect costs such overhead rates as established by either (i) for Federal Subcontracts, the cognizant Government agency in accordance with the principles of FAR Part 31 and any applicable agency supplements thereto, or (ii) for Government Subcontracts, as established by Subcontract Schedule C, entitled “Indirect Cost Rates.” Pending establishment of final indirect overhead rates for any period, Seller shall be reimbursed at billing rates approved by the cognizant Government agency, which billing rates may be revised from time to time, subject to such agency approval and subject further to appropriate adjustment when the final rates for that period are established.

(b)        Fixed Fee – Cost Reimbursement.   This section is applicable only to the extent that a Subcontract is of a cost reimbursement type. Buyer shall pay the Seller for performing the individual Subcontract the specified fixed fee.

(c)         Final Indirect Cost Rates – Cost Reimbursement.   This section is applicable only to the extent that a Subcontract is of a cost reimbursement type. Buyer shall reimburse Seller on the basis of final annual indirect cost rates and the appropriate bases established by Seller and the Government in effect for the period covered by the indirect cost rate proposal. Such rates and bases shall not change any monetary ceiling, funding amount, contract obligation, or specific cost allowance or disallowance provided for in this Subcontract. The rates and bases shall be automatically deemed incorporated into this Subcontract upon their effective dates.

(d)         Minimum Labor Category Qualification Requirements.   This section is applicable only to the extent that minimum labor category qualification requirements are applicable to the prime contract and/or the Subcontract. The following statement shall be included in all invoices that include costs for labor categories that are subject to minimum labor category qualification requirements for education, employment, licensing, and/or professional certification for Seller personnel:

“Seller has reviewed the qualifications of the individuals whose labor costs are being invoiced hereunder and hereby certifies that all individuals meet the minimum labor category qualification requirements for education, employment, licensing and/ or professional certification for the specific labor categories for which his or her work is being billed.”

Seller agrees that if this Subcontract includes minimum labor category qualification requirements, Seller shall not invoice Buyer for any labor until Seller first verifies that each individual proposed to work satisfies the minimum labor category qualification requirements for each labor category. In instances where an individual does not meet all the minimum labor category qualification requirements, but Seller believes the individual is qualified to perform the work, Seller must request and receive a written approval from Buyer waiving some or all of the minimum labor category qualification requirements prior to permitting the individual to start work.

Seller agrees to promptly notify Buyer if it discovers, subsequent to assigning an individual to perform on the Subcontract, that a Seller employee does not meet one or more of the applicable minimum labor category qualification requirements.

Seller agrees to refund to Buyer all monies paid for any individual performing on the Subcontract where it is determined that the individual does not meet one or more of the applicable minimum labor category qualification requirements.

(e)         Payment – Cost Reimbursement.   This section is applicable only to the extent that a Subcontract is of a cost reimbursement type. Upon receipt and approval by Buyer of invoices that comply with the INVOICES provision of the Subcontract under which the invoice is submitted. Buyer shall pay costs that are allowable under the Subcontract on a Net 45 day basis.

(i)         Federal.   Payments shall be made in accordance with FAR 52.216-7 (Allowable Cost and Payment) and any applicable agency supplements thereto. Seller shall adjust its allowable indirect costs under the Subcontract simultaneously with Seller’s submittal of its final indirect cost rate proposal in accordance with FAR 52.216-7(d)(2)(i). In the event that Seller’s final indirect cost rates, as determined by the Government in accordance with FAR 52.216-7(d)(2)(ii). vary from Seller’s proposed rates, Seller shall adjust its allowable indirect costs within thirty (30) days of such determination. In the event Seller fails to timely make such adjustments, or to certify to Buyer that no adjustments are required to Seller’s allowable indirect costs, Buyer shall be under no obligation to consider subsequent requests by Seller to increase its allowable indirect costs under this Subcontract. Seller shall comply with FAR 52.232-20 (Limitation of Cost) and FAR 52.232-22 (Limitation of Funds), which are hereby incorporated by reference.

(ii)        Government.   Each payment made shall not be subject to setoff but shall be subject to reduction to the extent of amounts which are found by Buyer or Seller not to have been properly payable, and shall also be subject to reduction for overpayments. Seller shall promptly notify Buyer of any such overpayments found by Seller.

(f)         Payment – Time and Materials.   This section is applicable only to the extent that a Subcontract is of a time and materials type. Buyer shall make payment, without any setoff, but subject to reduction in the event of and to the extent of amounts found by Buyer or Seller not to be properly payable or to the extent they have been overpaid, within 45 days after receipt of a proper invoice. Buyer shall pay Seller upon the submission of invoices approved by Buyer as follows:

(i)         Overtime.   Unless specifically authorized in writing by Buyer, Seller is not authorized to perform and Buyer is not obligated to reimburse Seller for work performed on an overtime, extended work week, shift premium, or uncompensated time basis.

(ii)        Materials and other direct costs (ODCs).   Authorized material and other direct costs, such as travel, will be reimbursed on an actual cost basis in accordance with the Federal Acquisition Regulation and Cost Accounting Standards, as applicable, and applied on a consistent basis.

(1)        Federal.   Payment for materials and ODCs are subject to the Allowable Cost and Payment clause, FAR 52.216-7, and the Payments Under Time-and-Materials and Labor-Hour Contracts clause, FAR 52.232-7.

(2)        Commercial Items.   In addition to the Federal terms in Paragraph (1) above, for Seller-furnished direct material and “incidental services” that meet the definition of commercial items in FAR 2.201, the price paid will be the established catalog or market price, adjusted to reflect the quantities being purchased and any modifications required under the Agreement. If the direct materials or incidental services do not meet the commercial item definition, the price paid will be the cost to the Seller, which shall not include profit or G&A. Where materials are withdrawn from inventories, the cost must be determined in accordance with proper accounting practices consistently followed by Seller. Seller shall support its material cost claims by submitting invoices, storeroom requisitions, expense reports, or other substantiation acceptable to Buyer. This Subcontract is not subject to FAR Part 31 and final indirect rates. Accordingly, indirect rates shall not be applied to any costs billed under this Subcontract.

(3)        Government.   Seller may apply appropriate indirect burdens if 1) allowable as provided in the individual Subcontract and 2) Seller’s accounting and billing systems are acceptable on the basis of Government audits or reviews. Absent Buyer’s determination of adequacy of Seller’s accounting and billing systems, Seller shall be reimbursed only for the actual direct costs of material, travel and other direct costs.

(g)         Payment – Firm, Fixed Price.    This section is applicable only to the extent that a Subcontract is of a firm, fixed price type. Payment shall be made in accordance with the milestone schedule provided in the individual Subcontract. Payment terms are Net 45 Days after acceptance of the delivered items or services and receipt of a proper invoice, unless otherwise specified in this Subcontract. Buyer shall not make any setoff, but may make any adjustments in Seller’s invoices due to shortages, late delivery, rejections, or other failure to comply with the requirements of this Subcontract before payment. Cash Discounts will be taken from date of acceptance of delivered items, or date of a proper invoice, whichever is later. Progress, interim, or milestone payments shall not constitute final acceptance. Goods and services shall be delivered in accordance with the Subcontract statement of work and milestone schedule. Time is of the essence. All goods furnished under this Subcontract shall be delivered FOB Destination. Delivery shall not be deemed complete until all goods have been received and accepted by the Buyer, notwithstanding delivery to any carrier. Services shall be deemed delivered after they have been performed, received, and accepted by the Buyer.

(h)         Manner of Payment.   Seller may select Automated Clearing House Credits (“ACH funds transfer”), as the means of settlement. With regard to such ACH funds transfer, a payment from Buyer to Seller shall be considered timely with respect to any payment due date contained herein if the ACH funds transfer is completed no later than four (4) business days after such payment due date. Buyer shall not be in breach of these terms and conditions, or suffer any loss of discount or other penalty, with respect to an ACH funds transfer that was initiated properly and timely by Buyer to the extent its completion is delayed because of failure or delay by the ACH funds transfer system the operation of an ACH funds transfer system rule which could not be anticipated by Buyer, or rejection by the Seller’s bank.

(i)         Audit.   This section is applicable only to the extent that a Subcontract is of a cost reimbursement or time and material type. At any time before final payment. Buyer may request audit of the invoices or vouchers and supporting documentation. Seller shall accommodate any such Buyer request, and the confidentiality provisions of the Distribution Agreement shall govern the exchange of all Confidential Information in connection with the audit. Each payment previously made shall be subject to reduction to the extent of amounts, on preceding vouchers, that are found by the Buyer not to have been properly made and shall also be subject to reduction for overpayments or to increase for underpayments. Upon receipt and approval of the voucher designated by Seller as the “completion voucher” and supporting documentation, and upon compliance by Seller with all terms of the individual Subcontract, Buyer shall pay any balance due Seller.

(i)         For cost reimbursement and time-and-material Subcontracts: The Seller agrees to promptly notify Buyer of any changes to its Accounting System, Billing System and/or related internal control structure or business system(s), and/or any Cost Accounting Standard practice changes, that would affect its ability to report costs incurred or hours delivered accurately and completely, and bill costs as certified in the Supplier’s Representations and Certifications

(j)         Warranty.   In addition to any other warranties specified or provided by a manufacturer or lower tier vendor, Seller warrants that; (1) the services provided shall be performed with that degree of skill and judgment normally exercised by recognized professional firms performing services of the same or substantially similar nature: and (2) that any goods delivered under the Subcontract will be new. unless otherwise specified, and for a period of one (1) year following acceptance be free from defects in design, material and workmanship. All goods and services will conform to applicable specifications, drawings, and standards of quality and performance. In the event of any breach of the foregoing warranties. Seller shall, at its own expense, at Buyer’s election either: (A) re-perform the non-conforming services and/or correct the non-confoiming goods to conform to this standard; or (B) refund to Buyer that portion of the amounts received by Seller attributable to the non-conforming services and/or goods. All warranties of Seller shall inure to the benefit of both Buyer and Buyer’s customers. The foregoing warranties shall survive any delivery, inspection, acceptance or payment by Buyer.

(k)         Insurance.   Without prejudice to Seller’s liability to indemnify Buyer as stated in any indemnification provision. Seller shall procure at its expense and maintain for as long as it is performing work under Subcontracts, and ensure that any of its subcontractors used in connection with the work procure and maintain, the insurance policies required below.

(i)         Workers’ Compensation: Coverage for statutory obligations imposed by laws of any State in which the work is to be performed. Where applicable, Seller shall provide evidence of coverage for the United States Longshore & Harborworkers’ Act (USL&H) for employees engaged in work on or near navigable waters of the United States, and the Defense Base Act for employees working on U.S. Government contracts outside of the United States. Such policy(ies) shall be endorsed to provide a waiver of subrogation in favor of Buyer, its directors, officers and employees, and Buyer’s customer where required by Buyer’s Prime Contract with its customer. Employer’s Liability coverage of $1,000,000 each accident shall also be maintained.

(ii)        Commercial General Liability: Coverage for third party bodily injury and property damage, including products and completed operations, contractual liability, and independent contractors’ liability with limits not less than $1,000,000 per occurrence and $2,000,000 in the aggregate. Such policy(ies) shall be endorsed to name Buyer, its directors, officers and employees, and Buyer’s customer where required by Buyer’s Prime Contract with its customer, as Additional Insureds.

(iii)        Business Automobile Liability: Coverage for use of all owned, non-owned, and hired vehicles with limits of not less than $ 1,000,000 per accident combined single limit for bodily injury and property damage liability. Such policy(ies) shall be endorsed to name Buyer, its directors, officers and employees, and Buyer’s customer where required by Buyer’s Prime Contract with its customer, as Additional Insureds.

(iv)         Professional Liability/Errors and Omissions: If Seller is performing any professional services, coverage for damages (including financial loss) caused by any acts, errors and omissions arising out of Seller’s performance or failure to perform professional services with limits of not less than $5,000,000 per claim.

(v)         The Additional Insured coverages above shall be primary and non-contributing with respect to any other insurance that may be maintained by Buyer and notwithstanding any provision contained herein, the Seller, and its employees, agents, representatives, consultants, subcontractors and suppliers, are not insured by Buyer, and are not covered under any policy of insurance that Buyer has obtained or has in place.

(vi)         Any self-insured retentions, deductibles and exclusions in coverage in the policies required under this Article shall be assumed by, for the account of, and at the sole risk of Seller. In no event shall the liability of Seller or any subcontractors be limited to the extent of any of insurance or the minimum limits required herein.

(vii)        Prior to commencement of any work, and within 15 days of any policy renewal that occurs while any work is on-going under this Subcontract, Seller shall provide Buyer evidence of the insurance coverage required above, including evidence of additional insured status and waivers of subrogation where required. Failure of Buyer to demand such evidence or to identify any deficiency in the insurance provided shall not be construed as or deemed to be a waiver of Seller’s, or its subcontractors’, obligations to maintain the above insurance coverages.

(l)         Buyer Furnished Items and Intellectual Property - Federal Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a federal prime contract.

(i) All items furnished, loaned or bailed by the Buyer to Seller hereunder, or purchased, or otherwise acquired by Seller for the performance of and specifically charged to the Buyer under this Subcontract (collectively, the “Items”), are the property of the Buyer (or, as directed by the Buyer pursuant to the terms of its prime contract, the U.S. Government). Upon completion, expiration or termination of this Subcontract, Seller shall return all Items in good condition (reasonable wear only accepted) together with all spoiled and surplus Items to the Buyer. In lieu of the return of Items to Buyer, Seller shall make such other disposition of all Items as directed in writing by the Buyer. Seller agrees to replace, at its expense, all such Items not returned in accordance with this Section or returned in other than good condition. Seller shall not charge Buyer for any storage, maintenance or return of any Items. Except as provided for in any flow down clauses, Seller shall bear all risk of loss for all Items in Seller’s possession or for which Seller is responsible. Seller also agrees to use any designs, data or other things contained or embodied in Items provided to or utilized under this Subcontract in accordance with any restrictive legends placed on such Items by the Buyer or any third party. If the Buyer furnishes any material (including but not limited to any computer software or other data) for fabrication pursuant to this Subcontract, Seller agrees: (i) not to substitute any other material for such fabrication without the Buyer’s prior written consent, and (ii) that title to such material shall not be affected by incorporation in or attachment to any other property.

(ii) Seller understands and agrees that each of the intellectual property-related clauses specified in any Schedule B incorporated into the Subcontract, which may include, but are not limited to, FAR 52.227-1, 52.227-11, 52.227-14, 52.227-15 and 52.227-16 (and/or DFARS 252.227-7013, 252.227-7014 and 252.227-7015 if the Buyer’s prime contract is with the Department of Defense), are incorporated herein as though fully set forth and shall take precedence over any other terms in this Subcontract. For the avoidance of any doubt, Seller hereby grants to the Buyer such intellectual property rights as the Buyer needs in order to perform its obligations to the Buyer’s U.S. Government customers. Seller shall not assert any intellectual property right in a manner inconsistent with the Buyer’s contract obligations to the Buyer’s U.S. Government customers.

(iii) To the extent that Seller provides any commercial computer software under this Subcontract, the Parties agree that any standard commercial terms governing such commercial items shall govern use of such commercial items, except to the extent that such standard commercial terms shall conflict or be inconsistent with applicable federal law or regulation. In the case of any conflict or inconsistency, the applicable federal law or regulation shall take precedence over any conflicting or inconsistent commercial term. The Parties further agree that the use of any commercial terms shall be contingent upon the acceptance of any commercial computer software by the U.S. Government. In addition, the Parties agree that to the extent that the U.S. Government is the end user of any commercial computer software provided by Seller, Buyer shall have the right to perform the Buyer’s contract obligations to its U.S. Government Customers using that commercial computer software.

(m)        Buyer Furnished Items and Intellectual Property – Government Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a state or local government prime contract.

(i) All items furnished, loaned or bailed by the Buyer to Seller hereunder, or purchased, or otherwise acquired by Seller for the performance of and specifically charged to the Buyer under this Subcontract (collectively, the “Items”), are the property of the Buyer (or, as directed by the Buyer pursuant to the terms of its prime contract, its Customer). Upon completion, expiration or termination of this Subcontract, Seller shall return all Items in good condition (reasonable wear only accepted) together with all spoiled and surplus Items to the Buyer. In lieu of the return of Items to Buyer, Seller shall make such other disposition of all Items as directed in writing by the Buyer. Seller agrees to replace, at its expense, all such Items not returned in accordance with this Section or returned in other than good condition. Seller shall not charge Buyer for any storage, maintenance or return of any Items. Seller shall bear all risk of loss for all Items in Seller’s possession or for which Seller is responsible. Seller also agrees to use designs, data or other things contained or embodied in Items provided to or utilized under this Subcontract in accordance with any restrictive legends placed on such Items by the Buyer or any third party. If the Buyer furnishes any material (including but not limited to any computer software of other data) for fabrication pursuant to this Subcontract. Seller agrees: (i) not to substitute any other material for such fabrication without the Buyer’s prior written consent and (ii) that title to such material shall not be affected by incorporation in or attachment to any other property.

(ii) To the extent that Seller provides any commercial items (including commercial computer software) under this Subcontract, the Parties agree that any standard commercial terms governing such commercial items shall govern the use of such commercial items, except to the extent that such standard commercial terms shall conflict or be inconsistent with terms of this Subcontract. In the case of any conflict or inconsistency, the applicable terms of this Subcontract shall take precedence over any conflicting or inconsistent commercial term.

(iii) The Parties agree that all provisions of the prime contract between the Buyer and its Customer regarding intellectual property rights shall be incorporated into this Subcontract with the same force and effect as if they were written in full text herein and shall govern the performance of this Subcontract. To the extent that any conflict exists between the intellectual property provisions of the prime contract between the Buyer and its Customer and any normal commercial terms governing commercial items provided by Seller, the intellectual property provisions of the prime contract shall govern.

(iv) To the extent applicable, the Parties shall apply the intellectual property provisions of the prime contract between the Buyer and its Customer in a manner that reflects Seller’s position as a subcontractor to the Buyer. Seller shall grant to the Buyer such intellectual property rights necessary for the Buyer to perform its contractual obligations to Seller.

(n)        Disclosure.   For a period of three (3) years after completion of the work, Seller shall not disclose information concerning work under this Subcontract to any third party, unless such disclosure is required by law, is disclosed at a summary level solely for purposes of past performance submissions, or is necessary for the performance of this Subcontract. No news releases, public announcement, denial or confirmation of any part of the subject matter of the work or any phase of any program hereunder shall be made without prior written consent of Buyer which shall not be unreasonably withheld.

(o)        Counterfeit Products.

(i)         For purposes of this provision, Goods are any tangible items delivered, including without limitation the lowest level of separately identifiable items, such as parts, articles, components, and assemblies. “Counterfeit Goods” are Goods that are or contain items misrepresented as having been designed, produced, and/or sold by an authorized manufacturer and seller, including without limitation unauthorized copies, replicas, or substitutes. The term also includes authorized Goods that have reached a design life limit or have been damaged beyond possible repair, but are altered and misrepresented as acceptable.

(ii)        Seller agrees and shall ensure that Counterfeit Goods are not delivered to Buyer. Goods delivered to Buyer or incorporated into other Goods and delivered to Buyer shall be new and shall be procured directly from the Original Component Manufacturer (OCM)/Original Equipment Manufacturer (OEM), or through an OCM/OEM authorized distributor chain. Work shall not be acquired from independent distributors or brokers unless approved in advance in writing by Buyer. When requested by Buyer, Seller shall provide OCM/OEM documentation that authenticates traceability of the affected items to the applicable OCM/OEM.

(iii)        In the event that work delivered constitutes or includes Counterfeit Goods, Seller shall, at its expense, promptly replace such Counterfeit Goods with authentic Goods conforming to the requirements. Notwithstanding any other provision, Seller shall be liable for all costs relating to the removal and replacement of Counterfeit Goods, including without limitation Buyer’s costs of removing Counterfeit Goods, of reinserting replacement Goods, and of any testing necessitated by the reinstallation of Goods after Counterfeit Goods have been exchanged. Seller shall include equivalent provisions in lower tier subcontracts for the delivery of items that will be included in or furnished as Goods to Buyer.

(p)        Export Control Compliance.   Seller shall comply with all applicable U.S. export laws and regulations, including International Traffic in Arms Regulations (“ITAR”) and the Export Administration Regulations (“EAR”). The subject technology of this Subcontract (including data, services, software and hardware provided hereunder, defined as “Controlled Technology”) may be controlled under these laws and regulations and may not be exported or re-exported without prior authorization in accordance with ITAR and EAR. Access to Controlled Technology by Foreign Persons as defined by 22 CFR 120.16 may require an export authorization. Seller shall have full responsibility for obtaining any export licenses or authorization required to fulfill its obligations hereunder.

(q)        Changes - Federal Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a federal prime contract. Any changes shall be made in accordance with FAR 52.243-1 (for fixed price Subcontracts), FAR 52.243-2 (Alternative I, II, III or V, as designated in the prime contract) (for cost reimbursement Subcontracts), or FAR 52.243-3 (for time-and-materials Subcontracts), as if the applicable FAR clause were incorporated into this Subcontract, except that: a) as used in these clauses the term “Contractor” shall be defined as Seller and the term “Contracting Officer” shall be defined as the Buyer; and b) Seller shall assert its right to an adjustment under this clause within 20 days from the date of receipt of the written order. Failure to agree to any adjustment will be a dispute under the Disputes clause of this Subcontract, provided, however, that nothing in this clause excuses the Seller from proceeding with the work as changed without interruption and without awaiting settlement of any such dispute.

(r)        Changes – Government Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a state or local government prime contract.

(i)         The Buyer may at any time, by written order, make changes within the general scope of this Subcontract in any one or more of the following: (1) drawings designs, quantities, or specifications when the supplies or services to be furnished are to be provided under this Subcontract in accordance with such drawings, designs, quantities, or specifications, (2) method of shipment or packing, or (3) place of delivery or performance.

(ii)         Seller shall assert its right to an adjustment under this clause within 20 days from the date of receipt of the written order.

(iii)        Failure to agree to any adjustment will be a dispute under the Disputes clause of this Subcontract, provided, however, that nothing in this clause excuses the Seller from proceeding with the work as changed without interruption and without awaiting settlement of any such dispute.

(s)        Termination - Federal Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a federal prime contract.

(i)         The Buyer may terminate this Subcontract in whole or in part, for its convenience in accordance with FAR 52.249-2 (for fixed price Subcontracts), FAR 52.249-6 (Alternative I, II, or III as designated in the prime contract) (for cost reimbursement Subcontracts), or FAR 52.249-6 Alt IV (for time-and-material Subcontracts) , as if the applicable FAR clause were incorporated into this Subcontract, except that as used in these clauses, the term “Contractor” shall be defined as Seller and the terms “Government” and “Contracting Officer” shall be defined as the Buyer.

(ii)        The Buyer may terminate this Subcontract for default in accordance with FAR 52.249-8 — Default, as if that FAR clause were incorporated into this Subcontract, except that as used in this clause the term “Contractor” shall be defined as Seller and the terms “Government” and “Contracting Officer” shall be defined as the Buyer.

(t)        Termination for Convenience – Government Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a state or local government prime contract.

(i)         The Buyer shall have the right to terminate this Subcontract or any order issued hereunder, in whole or in part, at any time, without cause, by providing written notice to Seller. Upon receiving notice of such termination, Seller shall (1) stop all work on this Order on the date and to the extent specified; (2) place no further contracts hereunder except as may be necessary for completing such portions of the work as have not been terminated; (3) terminate all contracts to the extent that they may relate to portions of the work that have been terminated; and (4) protect all property in which Buyer has or may acquire an interest and deliver such property to Buyer.

(ii)        Within twenty (20) days from such termination, Seller may submit to the Buyer its written claim for termination charges in the form prescribed by the Buyer. Failure to submit such claim within such time shall constitute a waiver of all claims and a release of all Buyer liability arising out of such termination. Under no circumstance shall Seller be entitled to anticipatory or lost profits.

(iii)        The Buyer reserves the right to verify claims hereunder and Seller shall make available to the Buyer, upon its request, all relevant, non-proprietary books and records for inspection and audit (e.g., time cards and receipts). If Seller fails to afford the Buyer its rights hereunder, Seller shall be deemed to have relinquished its claim.

(u)        Termination for Default – Government Subcontracts.   This section is applicable only to the extent that a Subcontract is in support of a state or local government prime contract.

(i)         The Buyer may, by written notice of default to Seller, terminate the whole or any part of this Subcontract in any one of the following circumstances: (1) Seller fails to make delivery of the goods or services within the time specified herein or any extension thereof; or (2) Seller fails to perform any of the other provisions of the Subcontract or so fails to make progress as to endanger performance of the Subcontract in accordance with its terms, and does not cure such failure within a period of ten (10) days after receipt of notice from the Buyer specifying such failure; or (3) Seller becomes insolvent or the subject of proceedings under any law relating to the relief of debtors or admits in writing its inability to pay its debts as they become due.

(ii)        If this Subcontract is so terminated, the Buyer may procure or otherwise obtain, upon such terms and in such manner as the Buyer may deem appropriate, goods similar to those terminated. Seller shall be liable to the Buyer for any excess costs of such similar goods.

(iii)        Seller shall transfer title and deliver to the Buyer, in the manner and to the extent requested in writing by the Buyer at or after termination, such complete or partially completed deliverables, articles, property, materials, parts, tools, fixtures, plans, drawings, information and contract rights as Seller has produced or acquired for the performance of the terminated part of this Subcontract and the Buyer will pay Seller the contract price for such completed items delivered to and accepted by the Buyer and the fair value of the other property of Seller so requested and delivered.

(iv)        Seller shall continue performance of this Subcontract to the extent not terminated. the Buyer shall have no obligation to Seller in respect to the terminated part of this Subcontract except as herein provided.

(v)        DPAS Priority Rating – Federal.   This section is applicable only to the extent that a Subcontract is in support of a federal prime contract. If so identified, this Subcontract is a “rated order” certified for national defense use, and Seller’s signature constitutes acceptance of requirements under the Defense Priorities and Allocation System Regulation (15 C.F.R. Part 700).

(w)        Subcontract Closeout.   If indirect rates do not apply (e.g. for firm fixed price or labor hour Subcontracts), Seller agrees to submit within thirty (30) days after the end of each Subcontract period of performance, the Closeout Package provided in Attachment G of this MTC Agreement. Seller shall submit a final invoice bearing the statement, “FINAL INVOICE.” Buyer may unilaterally close-out this Subcontract if the Seller fails to submit the close-out documentation within the specified time period.

(i)         Cost Reimbursement.   Seller agrees to submit within sixty (60) days after receipt of final indirect rates, the Closeout Package provided in Attachment G of this MTC Agreement. The Seller shall submit a final invoice, reflecting any audited rate adjustments for the individual Subcontract period of performance, bearing the statement, “This FINAL INVOICE was prepared using final audited rates.”

(ii)        Time and Materials:   If Seller has applied indirect rates to any material, travel and/or other direct cost, Seller agrees to submit within sixty (60) days after receipt of final indirect rates, the Closeout Package. Seller shall submit a FINAL invoice reflecting any audited rate adjustments for the period(s) of performance bearing the statement, “This FINAL INVOICE was prepared using final audited rates as applicable to material, travel and/or other direct costs.” Buyer may unilaterally close-out this Subcontract if the Seller fails to submit the close-out documentation within the specified time period. If indirect rates do not apply, Seller agrees to submit within thirty days after end of the period of performance the Closeout Package in Attachment IV. Seller shall submit a FINAL invoice bearing the statement, “FINAL INVOICE” as required by the Subcontract Closeout Package. Buyer may unilaterally close-out this Subcontract if the Seller fails to submit the close-out documentation within the specified time period.

(x)        Assignments and Subcontracts.   For the purposes of this provision, “Subcontract” means any “contract”, agreement, or purchase order, entered into by Buyer and any supplier, distributor, vendor, or firm that furnishes supplies or services to or for Buyer to furnish supplies or services in support of a Buyer contract. The MTC Agreement and each Subcontract entered into by the Parties under or pursuant to the MTC Agreement may not be assigned, novated or otherwise transferred by operation of law or otherwise by Seller without prior written consent from Buyer, which consent shall not be unreasonably withheld. Seller agrees to obtain Buyer’s written approval before subcontracting this Subcontract or any substantial portion thereof. Seller shall notify the Buyer’s Contractual POC in writing if the Seller changes the amount of a lower-tier subcontract effort after award such that it exceeds 70 percent of the total cost of work to be performed by Seller under the Subcontract. The notification shall identify the revised percentage of Seller’s effort and shall include verification that the Seller will provide added value as related to the work to be performed by the lower-tier subcontractor(s).

(y)        General Relationship.   Unless Buyer provides otherwise in writing, Buyer shall be solely responsible for all liaison and coordination with Buyer’s customer as it affects the applicable Buyer prime contract and the supporting Subcontract. Seller’s communications with Buyer’s customer shall be limited to those necessary for the Seller’s performance. Any other communications between Seller and Buyer’s customer requires the prior written approval of Buyer. Seller is an independent contractor in all respects. Nothing contained in any Subcontract shall be deemed or construed to create a partnership, joint venture, or other relationship other than that of contractor and customer.

(z)        Non-Waiver of Rights.   The failure of either party to insist upon strict performance of any of the terms and conditions, or to exercise any rights or remedies, shall not be construed as a waiver of its rights to assert any of the same or to rely on any such terms or conditions at any time thereafter. The invalidity in whole or in part of any term or condition of this Subcontract shall not affect the validity of other parts hereof.

(aa)      Survival.  These Subcontract Master Terms shall survive any expiration, completion, or termination of the Subcontracts into which they are incorporated.

ARTICLE IV

INCORPORATED AGREEMENTS

Section 4.1.     General.   This MTC Agreement incorporates the following agreements, each of which constitutes a separate, fully effective and enforceable Contact. Subject to Section 3.1 above, to the extent that any of the following Contracts conflict with any Article or provision of this MTC Agreement, the MTC Agreement shall govern.

(a)        Subcontracts executed by Leidos and New SAIC set forth in Attachments A, B, C, and D which correspond to the Contracts identified Categories A, B, C, and D as described in Article II hereof.

(b)        Pending Novation Agreement executed by Leidos and New SAIC set forth in Attachment B which corresponds to the Contracts identified in Categories B and D as described in Article II hereof.

(c)        The Teaming Agreement executed by Leidos and New SAIC set forth in Attachment E which corresponds to the joint business development efforts identified in Category E as described in Article II hereof.

(d)        The Contract Performance Continuation Agreement executed by Leidos and New SAIC set forth in Attachment F which corresponds to the Contracts identified in Category F as described in Article II hereof.

ARTICLE V

CONTRACTING PROCEDURES

Section 5.1.     Types of Subcontracts.   Attachments A through D contain and/or identify Subcontracts between Leidos and New SAIC in support of the following types of Contracts: (a) SAIC Contracts that are Leidos Contracts and that New SAIC will support as a subcontractor (Category A): (b) SAIC Contracts that are New SAIC Contracts and that will be Novated to New SAIC upon or after the Distribution, after which Leidos will support as a subcontractor if so indicated in Attachment B (Category B): (c) new Customer Contracts awarded to Leidos after the Distribution Date that are Leidos Contracts and that New SAIC will support as a subcontractor (Category C); and (d) new Customer Contracts awarded to Leidos after the Distribution Date that are New SAIC Contracts and that will be subsequently Novated to New SAIC. after which Leidos will support as a subcontractor if so indicated in Attachment D (Category D). In general, each SAIC Contract or new Customer Contract under which the support of a Party is required will be the subject of a separate Subcontract between the Parties. The effective dates for these Subcontracts will be as set forth in each Subcontract, however, the Parties will use commercially reasonable efforts to execute Subcontracts in accordance with the following schedule:

(a)        Subcontracts in Category A.   Each Subcontract in Category A will be made effective on the Distribution Date and included in Attachment A. The Parties agree to include in Attachment A any Subcontracts relating to Category A that are executed after the effective date of this MTC Agreement.

(b)        Subcontracts in Category B.   Each Subcontract in Category B will be made effective upon the date that the applicable SAIC Contract is Novated to New SAIC. The Parties agree to include in Attachment B any Subcontracts relating to Category B that are executed after the effective date of this MTC Agreement.

(c)        Subcontracts in Category C.   Each Subcontract in Category C will be made effective on the date that the applicable new Customer Contract is awarded to Leidos. The Parties agree to include in Attachment C any Subcontracts relating to Category C that are executed after the effective date of this MTC Agreement.

(d)        Subcontracts in Category D.   Each Subcontract in Category D will be made effective upon the date that the applicable new Customer Contract is Novated to New SAIC or thereafter. The Parties agree to include in Attachment D any Subcontracts relating to Category D that are executed after the effective date of this MTC Agreement.

Section 5.2.     Subcontracting Process.   The Parties agree that Subcontracts entered into pursuant to this MTC Agreement shall be based on the Subcontract templates described in Section 5.4 below and shall expressly incorporate by reference the Subcontract Master Terms in Article III of this MTC Agreement. Any deviations from the Subcontract templates, and/or any inclusion of additional Subcontract terms and conditions, shall be by mutual agreement of the Parties, following good faith negotiations for a reasonable period of time. Any other Contracts between the Parties not relating to Categories A through D shall be by mutual agreement of the Parties without obligation to utilize the Subcontract Master Terms or the subcontract templates.

Section 5.3.     Duty to Proceed.

(a)        New SAIC agrees to begin performing the subcontract scopes of work identified in Attachment A immediately following Distribution, and Attachment C immediately following award of a new Customer Contract to Leidos after Distribution, even if the Parties have not yet executed a subcontract, and even if Government or other consents are not obtained.

(b)        Before Novation and to the extent required by New SAIC, Leidos shall support New SAIC’s performance of New SAIC Contracts under the Pending Novation Agreement immediately upon the Distribution Date in the case of New SAIC Contracts under Category B, and immediately upon award of New SAIC Contracts under Category D.

(c)        Leidos also agrees to continue performing (as subcontractor) the Subcontract scopes of work listed in Attachment B and Attachment D immediately following Novations of the SAIC Contracts and New Customer Contracts those Subcontracts support, even if the Parties have not yet executed Subcontracts as of the effective date of the Novations of those Contracts, and even if Government or other consents are not obtained.

Section 5.4.     Subcontract Templates.   Attachment G contains Subcontract templates for use by the Parties in executing Subcontracts. The template types include cost plus fixed fee (CPFF), time-and-material (T&M), and firm fixed price (FFP), and variations for federal and non-federal governmental Customers. The Parties may not deviate from the Subcontract templates absent the mutual written agreement of the Parties.

Section 5.5.     Failure to Obtain Consent to Subcontract.   The Parties acknowledge that certain Contracts require Leidos or New SAIC to obtain Government or Customer consent to subcontract a portion of the work. If the Government or other Customer decides not to grant its consent to a Subcontract entered into pursuant to this MTC Agreement, the Party that is the prime contractor shall promptly present to the Government or other Customer its grounds for reversal of such decision, and the subcontractor Party shall provide assistance in connection with such presentation while continuing to perform the Subcontract. If the Government or Customer refuses to reverse its decision, the Parties shall promptly meet to discuss alternative means to obtain the work to be performed under that Subcontract. Following the Government’s or Customer’s refusal to reverse its decision, unless the prime contractor Party agrees in writing to guarantee payments to the subcontractor Party, the subcontractor Party shall have the right to suspend its performance of the Subcontract seven (7) days after providing notice of same, but shall have the obligation to use best efforts to reach an accommodation with the prime contractor Party that allows that Party to fulfill its obligations under said Contract, including but not limited to seconding subcontractor Party employees to the prime contractor party, allowing the prime contractor party to directly hire subcontractor Party employees on a temporary basis or indirectly hire them through a staffing agency or similar entity, and/or allowing subcontractor employees to be directly hired by a third party that is acceptable to the Government or Customer as a subcontractor. Such accommodations shall remain in effect for the duration of the Contract under which Government or Customer consent was not obtained, unless otherwise agreed by the Parties.

Section 5.6.     Pending Novation Agreement.   Attachment B includes a Pending Novation Agreement that governs the Contracts identified in Categories B and D. The Parties will use best efforts to Novate the Contracts in Categories B and D to New SAIC. Further detail on these two agreements is as follows:

(a)        Category B contains a list of SAIC Contracts awarded to SAIC before the Distribution Date that are New SAIC Contracts. Should the Parties agree to modify the list of SAIC Contracts in Attachment B after the effective date of this MTC Agreement, the Pending Novation Agreement shall automatically be deemed to govern the updated list of SAIC Contracts in Attachment B without further action by the Parties.

(b)        Category D contains a list of new Customer Contracts that may be awarded to Leidos after the Distribution Date and that are New SAIC Contracts. Should the Parties agree to modify the list of new Customer Contracts in Attachment D after the effective date of this MTC Agreement, the Pending Novation Agreement shall automatically be deemed to govern the updated list of new Customer Contracts in Attachment D without further action by the Parties.

(c)        After the Distribution Date, the Parties agree to use commercially reasonable efforts to minimize the potential size of Category D by informing the Government or other Customers, as and if appropriate, and as the Parties may mutually agree, that New SAIC is the intended awardee of certain pending proposals submitted by SAIC before the Distribution Date. Attachment D identifies the pending proposals where New SAIC is intended by the Parties to be the awardee. If a new Customer Contract award is made directly to New SAIC in connection with a pending proposal, the Parties shall have no obligation to obtain Novation of that Contract, and New SAIC shall have no obligation to perform on Leidos’ behalf under the Pending Novation Agreement. New SAIC still shall have an obligation to award a Subcontract to Leidos in support of such a new Customer Contract, if Attachment D so provides.

Section 5.7.     Teaming Agreement.   Attachment E includes a Teaming Agreement that governs the joint business development efforts of the Parties as of the Distribution Date. Attachment E identifies the joint business development efforts of the Parties in the form of specific solicitations and requests for proposals that the Parties are aware of and intend to jointly pursue. Should the Parties agree to modify Attachment E after the effective date of this MTC Agreement, the Teaming Agreement in Attachment E shall automatically be deemed to govern the updated list of opportunities in Attachment E without further action by the Parties.

Section 5.8.     Contract Performance Continuation Agreement.   Attachment F includes a Contract Performance Continuation Agreement (“CPC Agreement”) that governs the Parties’ joint access and use of certain Identified Contract Vehicles, as defined in the CPC Agreement. Attachment F describes and lists Identified Contract Vehicles that have already been awarded to SAIC as of the Distribution Date, as well as possible additional Identified Contract Vehicles that may be awarded to Leidos or New SAIC after the Distribution Date on the basis of proposals already submitted to the Government. Should the Parties agree to modify Attachment F after the effective date of this MTC Agreement, the CPC Agreement in Attachment F shall automatically be deemed to govern the updated list of Identified Contract Vehicles in Attachment F without further action by the Parties.

Section 5.9.     Other New Leidos Contracts.   The Parties acknowledge that SAIC has submitted quotations, bids, and proposals that remain pending before certain Customers as of the Distribution Date. Category C, as set forth in Attachment C, contains those potential new Customer Contracts that, if awarded, are Leidos Contracts that will require New SAIC to perform as a subcontractor to Leidos. Category D, as set forth in Attachment D, contains those potential new Customer Contracts that, if awarded to Leidos, will be Novated to New SAIC. Attachment H contains a list of potential new Customer Contracts that, if awarded, are Leidos Contracts that will not require New SAIC to perform as a subcontractor to Leidos. The list in Attachment H is provided to memorialize the Parties’ intent concerning which Party will hold Customer Contracts resulting from quotations, bids, and proposals that are pending as of the Distribution Date. Except to memorialize said intent of the Parties, this MTC Agreement shall not govern any other aspect of the potential new Leidos Contracts listed in Attachment H.

Section 5.10.     Description of Attachments.   The Parties agree to the following description and ongoing administration of each Attachment to this MTC Agreement:

(a)        Attachment A:

(i)         Shall include a list of existing SAIC contracts that are Leidos Contracts and that require New SAIC’s support as a subcontractor to Leidos (Category A);

(ii)        The Parties will attach each Subcontract that has been executed in support of a listed SAIC Contract;

(iii)       The Parties shall update Attachment A should additional SAIC Contracts be identified that require New SAIC support under a Subcontract; and

(iv)        The Parties shall update Attachment A to notate SAIC Contracts that have expired, terminated, or where all obligations thereunder have been completed or discharged.

(b)        Attachment B:

(i)         Shall include a list of SAIC Contracts that are New SAIC Contracts to be Novated to New SAIC, and the extent to which Leidos will be a subcontractor to New SAIC after Novation (Category B);

(ii)        For the pre-Novation period, the Parties will attach the executed Pending Novation Agreement;

(iii)       For the post-Novation period if and when Leidos will be a subcontractor to New SAIC under certain of the SAIC Contracts, the Parties will attach each executed Subcontract;

(iv)        The Parties shall update Attachment B should additional SAIC Contracts be identified that require Novation to New SAIC, and shall indicate the extent to which Leidos support under a Subcontract is required; and

(v)        The Parties shall update Attachment B as SAIC Contracts are Novated or expire, terminate, or where all obligations thereunder have been completed or discharged.

(c)        Attachment C:

(i)         Shall include a list that identifies potential new Customer Contracts that – if awarded – are Leidos Contracts and that will require New SAIC’s support as a subcontractor to Leidos (Category C);

(ii)         The Parties will attach each Subcontract in support of a listed potential new Contract, as it is executed;

(iii)        The Parties shall update Attachment C as additional potential new Leidos Contracts are identified, and as additional Leidos Contracts are awarded;

(iv)        The Parties shall update Attachment C as potential new Leidos Contracts are lost in competitions or as the result of no-bid decisions or cancelled procurements; and

(v)        The Parties shall update Attachment C as Contracts and Subcontracts terminate, expire, or where all obligations thereunder have been completed or discharged.

(d)        Attachment D:

(i)         Shall include a list of potential new Customer Contracts that – if awarded to Leidos – are New SAIC Contracts to be Novated to New SAIC, and the extent to which Leidos will be a Subcontractor to New SAIC, both before and after Novation (Category D);

(ii)         For the pre-Novation period, the Parties will attach the executed Pending Novation Agreement;

(iii)        For the post-Novation period if and when Leidos will be a subcontractor to New SAIC under certain of the potential new Contracts, the Parties will attach each executed Subcontract;

(iv)        The Parties shall update Attachment D as Contracts are awarded or potential new Contracts are lost in competitions or as the result of no-bid decisions or cancelled procurements; and

(v)        The Parties shall update Attachment D as awarded Contracts are Novated or terminate, expire, or where all obligations thereunder have been completed or discharged.

(e)         Attachment E:

(i)         Shall include a list of the Parties’ joint business development efforts as of the Distribution Date (Category E);

(ii)        The list will indicate which Party is the anticipated prime contractor and which Party is the anticipated subcontractor, the anticipated work share, and the financial terms of the teaming arrangement;

(iii)        The Parties will attach the executed Teaming Agreement covering these efforts; and

(iv)        The Parties will update Attachment E as contracts are not awarded to Leidos or New SAIC following a competition, a no-bid decision, or should the procurement be cancelled.

(f)         Attachment F:

(i)          Shall include a list of the Identified Contract Vehicles the Parties will share (Category F);

(ii)        The list will include both existing Identified Contract Vehicles and potential new Identified Contract Vehicles that may be awarded after the Distribution Date based on proposals submitted before the Distribution Date;

(iii)        The list will indicate which Party will be the Identified Contract Vehicle owner (whether it is a Leidos Contract or a New SAIC Contract) and which Party will have certain rights to share the Identified Contract Vehicle;

(iv)        The list will indicate which Identified Contract Vehicles are New SAIC Contracts that will be Novated to New SAIC, and which ones will be the subject of a Leidos name change request;

(v)         The list will indicate any special rules for the operation of the Identified Contract Vehicles, whether imposed by the Government or by agreement of the Parties;

(vi)        The list will initially include certain existing task orders, delivery orders, work orders, and other work (collectively, “Orders”) issued under the Identified Contract Vehicles as of the Distribution Date; potential Orders that may be issued under the Identified Contract Vehicles that are the subject of proposals submitted as of the Distribution Date and pending award; and the Party that will serve as prime contractor for the Order (said designated prime contractor for each such Order shall be exclusively and entirely responsible for performance of the Order under the terms of the Contract Performance Continuation Agreement);

(vii)         The Parties will attach the executed Contract Performance Continuation Agreement that governs the Identified Contract Vehicles;

(viii)        The Parties will update Attachment F as new Identified Contract Vehicles are awarded and new Orders are awarded pursuant to the Contract Performance Continuation Agreement, or as either Identified Contract Vehicles and Orders are not awarded following a competition, a no-bid decision, or a cancelled procurement;

(ix)        The Parties shall update Attachment F as Leidos or New SAIC is awarded or obtains its own contract vehicle as a replacement to a listed Identified Contract Vehicle; and

(x)         The Parties shall update Attachment F as an existing Identified Contract Vehicle terminates, expires, or all obligations there under have been completed or discharged.

(g)         Attachment G:

(i)         Shall include Subcontract templates for Categories A, B, C, and D; and

(ii)        The Parties shall update Attachment G should additional Subcontract templates or changes to Subcontract templates be agreed upon by the Parties.

(h)         Attachment H:

(i)         Shall include a list that identifies those potential new Customer Contracts that – if awarded based on proposals submitted before the Distribution Date – are Leidos Contracts, but will not require New SAIC to perform as a subcontractor to Leidos.

Section 5.11.    Novation of Other Agreements.   The Parties acknowledge that following Distribution there shall exist other Contracts between Leidos and third parties that are not Customer Contract, but nevertheless directly pertain to New SAIC Business, such as teaming agreements, non-disclosure agreements, vendor agreements, consulting agreements, mentor-protégé agreements, reseller agreements, and representative agreements (collectively, “Incidental Project Management Agreements”). Upon the request of New SAIC. Leidos and New SAIC shall work cooperatively to Novate the requested Incidental Project Management Agreement(s) to New SAIC. Except in the case of exclusive teaming agreements executed before the Distribution Date by SAIC which are governed by Section 5.12 below, should Leidos reasonably determine that it has a need for the same Incidental Project Management Agreement requested by New SAIC, the Parties shall have no obligation to seek Novation, and shall instead work cooperatively to assist New SAIC in entering into a similar Contract.

Section 5.12.    Exclusive Teaming Agreement Procedures.   After the Distribution Date, Leidos and New SAIC shall follow the procedures in Section 5.11 in Novating to New SAIC the exclusive teaming agreements that New SAIC requests. Exclusive teaming agreements not requested by New SAIC shall remain Leidos Contracts. The Parties shall, in good faith, abide by the following procedures in the event that a Party desires to compete in any manner in procurement, including as a prime contractor, subcontractor, or otherwise, that is the subject of an exclusive teaming agreement held by the other Party:

(a)         The Party seeking to enter the competition shall notify each Co-Chairman of the MTC Agreement Governance Committee;

(b)         The MTC Agreement Governance Committee shall investigate whether the Party seeking to enter the competition has been exposed to any confidential, proprietary, or privileged information of the other Party or other information that would make it ineligible to participate in the procurement in accordance with applicable Law;

(c)         If the MTC Agreement Governance Committee does not authorize the Party to enter the competition, the matter shall be deemed finally resolved, and such Party shall take no action to enter into or participate in the procurement in any way;

(d)         If the MTC Agreement Governance Committee authorizes the Party seeking to enter the competition to proceed, the Party holding the exclusive teaming agreement shall request the consent of its teaming partner as to whether the other Party may enter the competition independent of the efforts undertaken in the teaming agreement; and

(e)         Said teaming partner decision on the matter shall be final and binding on both Parties.

ARTICLE VI

MISCELLANEOUS

Section 6.1.     Complete Agreement; Construction.   This MTC Agreement, including all Attachments, and the Distribution Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any conflict between this MTC Agreement and the Distribution Agreement, the MTC Agreement shall govern.

Section 6.2.     Counterparts.   This MTC Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 6.3.     Survival of Agreement.   Except as otherwise stated in this MTC Agreement, all covenants and agreements of the Parties contained in this MTC Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms until such time as both Parties have fully discharged their obligations hereunder.

Section 6.4.     Expenses.   Except as otherwise provided in this MTC Agreement, the Parties agree that all costs, fees, and expenses incurred, or to be incurred, and directly or indirectly related to the transactions contemplated hereby shall be paid by the Party generating and/or incurring such expenses. For the avoidance of doubt, except as expressly set forth in this MTC Agreement, each Party shall be responsible for its own internal costs, fees, and expenses (e.g., salaries of personnel working in its respective Business) incurred following execution of this MTC Agreement.

Section 6.5.     Notices.   All notices, requests, claims, demands and other communications under this MTC Agreement shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

To Leidos:

Leidos Corporation

11951 Freedom Drive

5th Floor, M/S FS2-5-2

Reston, VA 20190

Attn: General Counsel

To New SAIC:

Science Applications International Corporation

1710 SAIC Drive

McLean, VA 22102

Attn: General Counsel

Section 6.6.     Indemnification.   The following indemnification provision shall apply to the Parties’ respective execution, performance, and administration of the MTC Agreement, including without limitation all agreements arising under or relating to the MTC Agreement, and specifically including the agreements described in Article IV hereof.

(a)         Where either Leidos or New SAIC is providing goods, equipment, or services or otherwise selling (hereafter in this Section 6.6(a), the “Seller”) to the other Party (hereafter in this Section 6.6(a), the “Buyer”), the following terms apply:

(i)         Selling Party’s Indemnity.   Seller shall indemnify, defend and hold Buyer harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings, regardless of legal theory, to the extent resulting from Seller’s (or any of Seller’s subcontractors, suppliers, employees, agents or representatives): (i) intentional misconduct, negligence, or fraud, (ii) breach of any representation, warranty or covenant made herein; (iii) breach of the confidentiality or disclosure provisions herein: or (iv) violation of any law or regulation, in performance of the work under this Subcontract. Buyer shall promptly notify Seller of any claim that is covered by this indemnification provision and shall authorize representatives of Seller to settle or defend any such claim or suit and to take charge of any litigation in connection therewith.

(ii)        Infringement Indemnification.   Seller shall indemnify, defend and hold Buyer harmless from and against any and all damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising out of or relating to any claims, causes of action, lawsuits or other proceedings asserting that goods or services furnished under this Subcontract, or the use (including resale) thereof, constitutes an infringement of any U.S. patent, trademark, trade secret, or copyright. In the event such goods or services or use thereof are enjoined in whole or in part, Seller shall at its expense undertake one of the following to the extent commercially reasonable: (i) obtain for Buyer and its customer the right to continue the use of such goods or services; (ii) in a manner acceptable to Buyer and its customer, substitute equivalent goods or services or make modifications thereto so as to avoid such infringement and extend this indemnity thereto; or (iii) refund to Buyer an amount equal to the purchase price for such goods or services plus any excess costs or expenses incurred in obtaining substitute goods or services from another source. Buyer shall promptly notify Seller of any claim that is covered by this indemnification provision and shall authorize representatives of Seller to settle or defend any such claim or suit and to take charge of any litigation in connection therewith.

(b)         Under the Pending Novation Agreement in Attachment B or the Contract Performance Continuation Agreement in Attachment F. where either Leidos or New SAIC act as the agent (hereafter in this Section 6.6(b), the “Agent”) of the other Party (hereafter in this Section 6.6(b), the “Principal”), the following terms apply:

(i)         Agent Indemnification.   To the extent permitted by law, Agent agrees that it shall indemnify and be fully responsible and liable for any cost, damage, claim or other charge (including reasonable attorney fees) suffered by Principal to the extent that it arises out of, is caused by, or results from the acts or omissions of Agent or its officers, directors, trustees, employees, attorneys or agents in the course of performing its obligations under this MTC Agreement. Agent shall defend Principal from and against all third party claims or demands at its own expense and shall have the right to sole control of the defense of any action involving such claims or demands and of all negotiations for their settlement or compromise. Principal shall promptly notify Agent of any claim that is covered by this indemnification provision and shall authorize representatives of Agent to settle or defend any such claim or suit and to take charge of any litigation in connection therewith.

(c)         General Indemnification.   In addition to the indemnification provisions that may be applicable to a Party under paragraphs (b) and (c) above, each Party agrees to indemnify, defend, and hold harmless the other Party from and against any claims, liabilities, losses, damages, and expenses asserted against the other Party, to the extent arising out of the indemnifying party’s negligence, willful misconduct, or breach of, or failure to perform, any of its duties or obligations under this MTC Agreement. The provisions of this indemnification are solely for the benefit of the Parties hereto and not intended to create or grant any rights, contractual or otherwise, to another person or entity. The Party to be indemnified shall promptly notify the indemnifying Party of any claim that is covered by this indemnification provision and shall authorize representatives the indemnifying Party to settle or defend any such claim or suit and to take charge of any litigation in connection therewith.

Section 6.7.       Disputes.

(a)         Subject to paragraph (b) below, any and all controversies, disputes, or claims (collectively, “Disputes”) arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this MTC Agreement, shall be resolved in accordance with the Dispute Resolution provisions set forth in the Distribution Agreement. Unless otherwise agreed in writing, the Parties shall continue to provide delivery and service and honor all other commitments and obligations under this MTC Agreement during the course of any dispute resolution pursuant to the provisions of this Section. Each Party irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County, Virginia Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder.

(b)         Neither Party may initiate the Dispute resolution process set forth above before the initiating Party provides written notice and a brief summary of the Dispute to each Co-Chairman of the MTC Agreement Governance Committee described in Section 6.13 hereof. Following the provision of such notice, the Parties, acting through the MTC Agreement Governance Committee, shall negotiate in good faith for a period of not less than ten (10) working days with the objective of resolving the Dispute by mutual agreement. Only upon failing to reach a resolution within such time period, may either Party proceed with the Dispute resolution process set forth in paragraph (a) above.

Section 6.8.     Consents.   Any consent required or permitted to be given by a Party to the other Parties under this MTC Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party.

Section 6.9.     Assignment.   This MTC Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this MTC Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this MTC Agreement. No assignment permitted by this Section shall release the assigning Party from liability for the full performance of its obligations under this MTC Agreement.

Section 6.10.    Successors and Assigns.   The provisions of this MTC Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and then respective successors and permitted transferees and assigns.

Section 6.11.    Termination and Amendment.   This MTC Agreement may not be terminated, modified or amended except by an agreement in writing signed by Leidos and New SAIC.

Section 6.12.    Payment Terms.   Any amount to be paid or reimbursed by a Party, on the one hand, to the other Party, on the other hand, under this MTC Agreement shall be paid or reimbursed hereunder in accordance with the terms and conditions of the applicable Contract between the Parties without any right of setoff. Any amount arising under or pursuant to this MTC Agreement and/or an applicable Contract between the Parties that is not paid when due shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on winch such payment was due up to the date of the actual receipt of payment.

Section 6.13.    No Circumvention and Duty of Cooperation

(a)         The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any employee of a Party to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this MTC Agreement.

(b)         Each Party agrees at its own expense to execute all further instruments and documents, to provide access to or copies of such documentation, records, data, and files in the possession of a Party as may be needed by the other Party, and to take any and all additional actions as the other Party may reasonably require in order to effectuate the terms and purposes of this MTC Agreement. Any Confidential Information exchanged by the Parties in connection this Section 6.13 shall be governed by the non-disclosure provisions of the Distribution Agreement.

(c)         Upon execution of this MTC Agreement, the Parties shall form and establish a charter for a MTC Agreement Governance Committee. The Committee shall be responsible for the following:

(i)         Governance of the execution and administration of the MTC Agreement, including tracking progress on key contractual events, maintaining the Attachments to the MTC Agreement, and coordinating the Parties’ performance of their respective obligations;

(ii)         Efforts to prevent Disputes and should they arise, attempting to resolve them informally without resort to the formal Dispute resolution process;

(iii)        Periodic communications with Customers and ensuring that Customers receive uninterrupted support with minimal disruption; and

(iv)        Taking such actions as are appropriate and necessary to allow each Party to utilize certain accounting practices approved by the Government.

The MTC Agreement Governance Committee will commence operation on the Distribution Date and continue until the MTC Agreement is fully performed and the parties’ obligations are fully discharged. The membership and frequency of meetings of the MTC Agreement Governance Committee shall be as agreed by the Parties; provided, however, that the MTC Agreement Governance Committee shall have at least one member from each Party who is authorized to bind that Party. Each Party, when acting through the MTC Agreement Governance Committee, shall act diligently and in good faith.

Section 6.14.    System Access.   Strictly to the extent necessary to perform this MTC Agreement, each Party shall grant certain expressly authorized personnel of the other Party access to their billing, compliance, small business reporting, past performance, and employee time reporting systems. These systems include, without limitation, the WAWF system (CAGE code specific), SAM, FFATA compliance systems, ARRA compliance systems, CPARS, PPIRS, and contractor manpower systems. Any Confidential Information exchanged by the Parties in connection this Section 6.14 shall be governed by the non-disclosure provisions of the Distribution Agreement.

Section 6.15.    Subsidiaries.   Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 6.16.    Third Party Beneficiaries.   This MTC Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this MTC Agreement.

Section 6.17.    Title and Headings.   Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this MTC Agreement.

Section 6.18.    Attachments.

(a)         The Attachments shall be construed with and as an integral part of this MTC Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Attachments constitutes an admission of any liability or obligation of any Party or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any Party or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Attachment is made solely for purposes of allocating potential liabilities between the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b)         Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Attachments.

Section 6.19.    Governing Law.   This MTC Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without reference to any choice-of-law or conflicts of law principles that would result in the application of the laws of a different jurisdiction.

Section 6.20.    Severability.   In the event any one or more of the provisions contained in this MTC Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.21.    Force Majeure.   No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this MTC Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this MTC Agreement as soon as feasible.

Section 6.22.    Interpretation.   The Parties have participated jointly in the negotiation and drafting of this MTC Agreement. This MTC Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 6.23.    No Duplication; No Double Recovery.   Nothing in this MTC Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstance.

Section 6.24.    Commercial Agreement.   This MTC Agreement is intended to be a commercial agreement between the Parties as private parties. It is not intended to, nor does it, bind the U.S. Government or any other Person.

Section 6.25.    Compliance with Laws.   Each Party shall comply with all Laws, rules, and regulations applicable to the performance of its obligations under this MTC Agreement, and shall procure and maintain all licenses and permits necessary for the performance of its obligations under this MTC Agreement.

Section 6.26.    No Waiver.   No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SAIC, INC.

By:	/s/ John P. Jumper
Name:	John P. Jumper
Title:	Chief Executive Officer

SAIC GEMINI, INC.

By:	/s/ Anthony J. Moraco
Name:	Anthony J. Moraco
Title:	Chief Executive Officer